EXHIBIT 107

Calculation of Filing Fee Table

S-8

(Form Type)

Granite Real Estate Investment Trust

Granite REIT Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Stapled Units, each consisting of one unit of Granite Real Estate Investment Trust and one common share of Granite REIT Inc.	Other(2)	100,000(3)	US$48.40	US$4,840,000	0.00014760	US$714.38

Total Offering Amounts					US$4,840,000		US$714.38

Total Fee Offsets							—

Net Fee Due							US$714.38

(1)

Represents Stapled Units, each consisting of one unit of Granite Real Estate Investment Trust and one common share of Granite REIT Inc. (the “Stapled Units”), issuable upon settlement of (i) restricted stapled units and performance stapled units under the Granite Real Estate Executive Deferred Stapled Unit Plan and (ii) deferred share units under the Granite REIT Inc. Non-Employee Directors’ Deferred Share Unit Plan.

(2)

Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Stapled Units reported on the New York Stock Exchange on November 7, 2023, which was US$48.40 per security.

(3)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional Stapled Units that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Stapled Units.